                                                                    EXHIBIT 11

                     STERLING VISION, INC. AND SUBSIDIARIES
                 COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE
                                   (Unaudited)
                  (Dollars In Thousands, Except Per Share Data)


                                                                Three Months Ended       Nine Months Ended
                                                                   September 30,           September 30,
                                                                  1997        1996        1997        1996
PRIMARY EARNINGS (LOSS)

  Net income (loss)                                          $   (399)   $   (760)   $     31    $   (749)
                                                              ========    ========    ========    ========



  Weighted average number of common
         shares outstanding                                     13,289      12,325      13,289      12,325

  Weighted average number of common shares
         to be issued                                              377          --         377          --

                                                                                                  --------

  Incremental shares based on the treasury
         stock method for stock options, using
         the average market price                                  135          82         135          82

  Weighted average number of common share
         and common share equivalents
         outstanding                                            13,801      12,407      13,801      12,407
                                                              ========    ========    ========    ========

  Primary earnings (loss) per common share                       $(.03)     $ (.06)   $    .00    $   (.06)
                                                              ========    ========    ========    ========



FULLY DILUTED EARNINGS (LOSS)*

  Net income (loss)                                          $    (399)   $   (760)   $     31    $   (749)
                                                              ========    ========    ========    ========

  Weighted average number of common
         shares outstanding                                     13,289      12,325      13,289      12,325


  Weighted average number of common
         shares to be issued                                       377        --           377        --

  Incremental shares based on the treasury
         stock method for stock options, using
         the average market price                                  331         170         331         170

  Weighted average number of common share
         and common share equivalents
         outstanding                                            13,997      12,495      13,997      12,495
                                                              ========    ========    ========    ========

  Fully diluted earnings (loss) per
       common share                                           $   (.03)   $   (.06)   $    .00    $   (.06)
                                                              ========    ========    ========    ========



* This calculation is submitted in accordance with Securities Exchange Act of 1934, Release No.9083, although not required by Footnote 2 to Paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.

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